NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  May 24, 2000
                           MERIT MEDICAL SYSTEMS, INC.

         You are cordially invited to attend the Annual Meeting of Shareholders of Merit Medical Systems, Inc. (the "Company"), which will be held on Wednesday, May 24, 2000 at 3:00 p.m., at the Company's corporate office at 1600 West Merit Parkway, South Jordan, Utah (the "Annual Meeting"), for the following purposes:

(1) To elect two directors of the Company, each to serve for a term of three years or until their respective successors have been duly elected and qualified;

(2) To consider and vote upon a proposal to amend the Merit Medical Systems, Inc. 1996 Employee Stock Purchase Plan, (the "Employee Plan") to (a) increase the number of shares of Merit Medical Systems, Inc. Common Stock (the "Common Stock") subject to the Employee Plan from 250,000 shares to 500,000 shares; (b) to extend the termination date of the Employee Plan from June 30 ,2001 until June 30, 2006; and (c) require Employee Plan participants to hold shares of Common Stock purchased under the Employee Plan for a minimum of 90 days prior to resale or transfer.

(3) To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche as independent auditor of the Company for the fiscal year ending December 31, 2000; and

(4) To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

         The Board of Directors has fixed the close of business on April 19, 2000 as the Record Date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

                            By Order of the Board of Directors,

                            /s/Kent W. Stanger
                            ------------------
                            KENT W. STANGER
April 27, 2000              Chief Financial Officer, Secretary and Treasurer




                                    IMPORTANT

     Whether or not you expect to attend the Annual Meeting in person, to assure that your shares will be represented, please complete, date, sign and return the enclosed proxy without delay in the enclosed envelope, which requires no additional postage if mailed in the United States. Your proxy will not be used if you are present at the Annual Meeting and desire to vote your shares personally.

                           MERIT MEDICAL SYSTEMS, INC.
                1600 West Merit Parkway, South Jordan, Utah 84095
--------------------------------------------------------------------------------
                                 PROXY STATEMENT
--------------------------------------------------------------------------------
                         Annual Meeting of Shareholders

                                  May 24, 2000

                            SOLICITATION OF PROXIES


     This Proxy Statement is being furnished to the shareholders of Merit Medical Systems, Inc., a Utah corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies from holders of outstanding shares of the Company's Common Stock, no par value (the "Common Stock"), for use at the Annual Meeting of Shareholders of the Company to be held on Wednesday, May 24, 2000 and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement, the Notice of Annual
Meeting of Shareholders and the accompanying form of proxy are first being mailed to shareholders of the Company on or about April 26, 2000.

     The Company will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparing, printing and mailing to shareholders this Proxy Statement and accompanying material. In addition to the solicitation of proxies by use of the mails, the directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies personally or by telephone or facsimile. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the shares of Common Stock held by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out of pocket expenses incurred by them in connection therewith.

                                     VOTING

     The Board of Directors has fixed the close of business on April 19, 2000 as the Record Date for determination of shareholders entitled to receive notice of and to vote at the Annual Meeting (the "Record Date"). As of the Record Date, there were issued and outstanding 7,747,561 shares of Common Stock. The holders of record of the shares of Common Stock on the Record Date entitled to be voted at the Annual Meeting are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting.

Proxies

     Shares of the Common Stock which are entitled to be voted at the Annual Meeting and which are represented by properly executed proxies will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted FOR the election of each of the two director nominees for their respective terms; FOR the approval of the proposal to amend the Merit Medical Systems, Inc 1996 Employee Stock Purchase Plan (the "Employee Plan"); FOR the ratification of the appointment of Deloitte & Touche to be the Company's independent auditor for the fiscal year ending December 31, 2000; and in the discretion of the proxy holder as to any other matters which may properly come before the Annual Meeting. A shareholder who has executed and returned a proxy may revoke it at any time prior to its exercise at the Annual Meeting by executing and returning a proxy bearing a later date, by filing with the Secretary of the Company, at the address set forth above, a written notice of revocation bearing a later date than the proxy being revoked, or by voting the Common Stock covered thereby in person at the Annual Meeting.

Vote Required

     A majority of the issued and outstanding shares of Common Stock entitled to vote, represented in person or by proxy, is required for a quorum at the Annual Meeting. Abstentions and broker non votes will be counted as "represented" for the purpose of determining the presence or absence of a quorum. Under Utah law, once a quorum is established, shareholder approval with respect to a particular proposal is generally obtained when the votes cast in favor of a proposal exceed the votes cast against the proposal. Accordingly, abstentions and broker non votes will not generally have the effect of being considered as votes cast against any matter considered at the Annual Meeting. In the election of directors, the two nominees receiving the highest number of votes will be elected.

                      PROPOSAL NO. 1 ELECTION OF DIRECTORS

     At the Annual Meeting, two directors of the Company are to be elected to serve for a term of three years or until their successors shall be duly elected and qualified. Each of the nominees for director, identified below, is currently a director of the Company. If any of the nominees should be unavailable to serve, which is not now anticipated, the proxies solicited hereby will be voted for such other persons as shall be designated by the present Board of Directors. The two nominees receiving the highest number of votes at the Annual Meeting will be elected.
                                      -1-

Nominees for Election as Directors

     Certain information with respect to each director nominee is set forth below.

     Fred P. Lampropoulos, 50, has been Chairman of the Board, President and Chief Executive Officer of the Company since its formation in July 1987. From 1983 to June 1987, Mr. Lampropoulos was Chairman of the Board and President of Utah Medical Products, Inc. ("Utah Medical"), a medical device company. Mr Lampropoulos is nominated to serve a three-year term.

     Kent W. Stanger, 45, has been Chief Financial Officer, Secretary, Treasurer and a Director of the Company since 1987. Prior to joining the Company, Mr. Stanger was the Controller for Utah Medical from 1985 to August 1987. Prior to 1985, he was the corporate controller for Laser Corporation, American Laser and Modulaire Industries, Inc. Mr. Stanger is a certified public accountant. Mr. Stanger is nominated to serve a three-year term.

Directors Whose Terms of Office Continue

     Rex Bean, 69, has been a director of the Company since 1988. Mr. Bean retired from the U.S. Air Force in 1987 and is principally engaged in the management of private investments. Mr. Bean's term as a director expires in 2002.

     Richard W. Edelman, 59, has been a director of the Company since 1988. He is Senior Vice President of Southwest Securities, Inc., a stock brokerage firm located in Dallas, Texas. From 1996 to 1998 he was Managing Director of Rodman & Renshaw, Inc., a stock brokerage firm. From 1987 to 1996 he was employed by Southwest Securities, Inc., as Senior Vice President. Prior to joining Southwest Securities, Inc., in 1987, Mr. Edelman was a securities analyst and vice president for Schneider, Bernet and Hickman, a Dallas Texas securities firm. Mr. Edelman obtained an MBA degree from Columbia University, New York City, in 1966. Mr. Edelman's term as a director expires in 2002.

     James J. Ellis, 66, has been a director of the Company since November 1995. He has been Managing Partner of Ellis/Rosier Financial Services since 1992. Mr. Ellis served as General Manager of MONY Financial Services, Dallas, Texas from 1979 until his retirement in 1992. He also serves as a director of Jack Henry & Associates, a publicly traded company engaged in the sales and service of software for the banking industry. Mr. Ellis' term as a director expires in 2001.

     Michael E. Stillabower, M.D., 56, has been a Director of the Company since March 1996. Dr. Stillabower has been a physician in private practice in
Wilmington, Delaware since 1980. In 1999, he was appointed Director, Cardiovascular Research, Christiana Care Health Systems. From 1988 to 1999, he was chief of cardiology at the Medical Center of Delaware, where he held a number of appointments including Director, Coronary Care Unit, from 1984 to 1988. In May 1995, he was appointed Clinical Associate Professor of Medicine, Jefferson Medical College in Philadelphia, Pennsylvania, where he obtained his M.D. degree in 1976. He is an Elected Fellow of the American College of Cardiology and of other professional associations and is actively engaged in cardiology research, instruction and publication of related papers and abstracts. Dr. Stillabower's term as a Director expires in 2001.

Committees, Meetings and Reports

     The Board of Directors has a standing Audit Committee and an Executive Compensation Committee. The members of the Audit Committee are Rex C. Bean (Chairman), James J. Ellis and Richard W. Edelman. The members of the Executive Compensation Committee are James J. Ellis (Chairman), Rex C. Bean and Richard W. Edelman. The Company has no nominating committee.

     The Audit Committee met once during the 1999 year. The functions of the Audit Committee are: (i) to review and approve the selection of, and all services performed by, the Company's independent auditor; (ii) to review the Company's internal controls; and (iii) to review, act and report to the Board of Directors with respect to the scope of audit procedures, accounting practices and internal accounting and financial controls of the Company.

     The Executive Compensation Committee met three times during the 1999 year. The Executive Compensation Committee has oversight responsibility for all executive compensation and benefit programs of the Company. The Executive Compensation Committee reviews and approves all executive compensation and benefit plans, including the Company's Long Term Incentive Plan (the "Incentive Plan") and the Employee Plan.

     During the fiscal year ended December 31, 1999 there were 9 meetings held by the Board of Directors of the Company. No director attended fewer than 75 percent of the total number of meetings of the Board and of any committee on which he served.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors to file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of changes in ownership of Common Stock and other securities which are derivative of the Common Stock. Executive officers and directors are required by Commission regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely upon a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that all
Section 16(a) reports required to be filed by the Company's officers and directors were properly filed.

Director Compensation

     Directors who are not employees of the Company receive an annual retainer of $5,000 and a director's fee of $1,000 per meeting attended in person and $250 for telephonic Board meetings. All directors also are reimbursed by the Company for their out-of-pocket travel and related expenses incurred in attending all Board and committee meetings.

                               EXECUTIVE OFFICERS

     In addition to Messrs. Lampropoulos and Stanger, whose biographies are included elsewhere in this Proxy Statement, certain information is furnished with respect to the following executive officers of the Company:

     B. Leigh Weintraub, 50, was appointed Chief Operating Officer in February 1997 and was appointed Vice President of Operations in April 1995. She was Director or Vice President of Regulatory Affairs and Quality Assurance of the Company from August 1993 to 1995. From 1992 to August 1993, she was Director of Regulatory Affairs and Clinical Programs for Endomedix, a medical device company based in Irvine, California. From 1988 to 1992, Ms. Weintraub was employed by Baxter Healthcare Corporation as Manager of Quality Strategies and Quality Engineering and as Project Engineer, Quality Engineering. Ms. Weintraub completed an executive MBA program at Pepperdine University in April 1993.

     Brian L. Ferrand, 45, has been Vice President of Sales of the Company since June 1993. He was Director of Sales of the Company from May 1992 to May 1993 and was National Sales Manager of the Company from December 1991 to April 1992. From 1987 to December 1991, Mr. Ferrand was employed by Medical Marketing Associates and held positions as medical products sales representative, sales manager, and vice president of marketing and sales.

Compensation of Executive Officers

     The compensation of Fred P. Lampropoulos, the Company's Chief Executive Officer, and the Company's other executive officers (the "Named Executive Officers") during the fiscal year ended December 31, 1999 is shown on the following pages in three tables and discussed in a report from the Executive Compensation Committee of the Board of Directors.

                           SUMMARY COMPENSATION TABLE

                                                                                               Long Term
                                                                                             Compensation
------------------------------------------------------------------------------------------------------------------------------
                                                         Annual Compensation                      Awards
------------------------------------------------------------------------------------------------------------------------------
                                              Fiscal                                             Options        All Other
Name and Position~~~                          Year---         Salary--            Bonus         SARs (#)      Compensation
------------------------------------------------------------------------------------------------------------------------------
Fred P. Lampropoulos                           1999        $  305,000         $    685           27,500(1)     $  23,437(2)
   Chairman of the Board,                      1998           262,985              200          107,500(1)        20,433(2)
     Chief Executive Officer and President     1997           250,000            9,615          107,500(1)         4,385(3)

Brian L. Ferrand                               1999           200,000           50,000           10,000            6,606(2)(3)
   Vice President of Sales                     1998           207,692           30,000                0            7,692(2)
                                               1997           198,904           10,846           40,000            4,319(3)

Kent W. Stanger                                1999           185,577                0           26,250(1)        13,317(2)(3)
   Chief Financial Officer,                    1998           181,731                0            7,500(1)         3,365(2)
     Secretary, Treasurer and Director         1997           175,000              673           10,000(1)         4,139(3)

B. Leigh Weintraub                             1999           185,577              500           18,750            5,149(2)(3)
   Vice President of Operations                1998           181,058           13,968                0                0
                                               1997           182,411           16,525           10,000            4,358(3)

--------------------------------

(1) Includes stock options granted under the formula plan provisions of the Incentive Plan (7,500 shares/year).

(2)  Accrued Vacation paid with cash in lieu of benefit.

(3) Amounts shown reflect contributions made by the Company for the benefit of the Named Executive Officers under the Company's 401(k) Profit Sharing Plan.

Option Grants in Last Fiscal Year

     The following table sets forth individual grants of stock options made to the Named Executive Officers during the fiscal year ended December 31, 1999. As of December 31, 1999 the Company had not granted any stock appreciation rights:

                                                                                                Potential Realizable Value
                                                                                                  at Assumed Annual Rates
                                                         Percent of                                   of Stock Price
                                                       Total Options                                 Appreciation for
                                                         Granted to                                     Option Term
                                              Options    Employees in   Exercise    Expiration   --------------------------
Name Granted                                  Granted    Fiscal Year     Price         Date          5%           10%
---------------------------------------------------------------------------------------------------------------------------
Fred P. Lampropoulos                         20,000         4.8%        $5.75       03/31/2004  $  31,772    $  70,209
                                              7,500(1)      1.8%         5.875      05/26/2004     12,174       26,901

Brian L. Ferrand                             10,000         2.4%         5.75       03/31/2004     15,886       35,104

Kent W Stanger                               10,000         2.4%         5.75       03/31/2004     15,886       13,104
                                              7,500(1)      1.8%         5.875      05/26/2004     12,174       26,901
                                              8,750         2.1%         6.562      10/23/2004     15,863       35,054

B. Leigh Weintrauab                          10,000         2.4%         5.75       03/31/2004     15,886       35,104
                                              8,750         2.1%         6.562      10/23/2004     15,863       35,054

-------------------------------

(1) Reflects stock options granted under the formula plan provisions of the Incentive Plan (7,500 shares/year).

Aggregate Option Exercises in Last Fiscal Year and Year-End Option Values

     The following table sets forth the number of shares of Common Stock acquired during the fiscal year ended December 31, 1999 upon the exercise of stock options, the value realized upon such exercise, the number of unexercised stock options held on December 31, 1999 and the aggregate value of such options held by the Named Executive Officers:


                                                                   Number of Unexercised           Value of Unexercised
                                                                         Options at                 In-the-Money Options
                                  Number of Shares    Value         December 31, 1999           at December 31, 1999(1)
                                    Acquired       Realized on    ----------------------------  ----------------------------
Name                               on Exercise     Exercise        Exercisable   Unexercisable   Exercisable   Unexercisable
--------------------------------------------------------------------------------------------------------------------------

Fred P. Lampropoulos                  5,000       $  4,375          126,000      164,000        $  47,313    $  134,875
Brian L. Ferrand                          0              0           44,000       31,000           13,250        21,750
Kent W. Stanger                       5,000          5,375           57,000       30,500           28,688        27,020
B. Leigh Weintraub                        0              0           21,000       31,750            8,750        26,645

---------------------------

(1) Reflects the difference between the exercise price of the Options granted and the value of the Common Stock on December 31, 1999. The closing sale price of the Common Stock on December 31, 1999 as reported by NASDAQ was $7.25 per share.

Certain Relationships and Related Transactions

     During fiscal 1998 the Company loaned to Fred P. Lampropoulos, Chairman of the Board, President, and Chief Executive Officer, for personal reasons, the sum of $225,000 payable in five annual installments with interest at the Company's blended borrowing rate. The note evidencing the loan and a related pledge agreement provide for collateral in the form of 62,950 shares of Common Stock. In 1999, the Executive Compensation Committee of Merit Medical extended the term of the Promissory Note for a period of one year. The first installment will be due June 1, 2000.

 Change of Control Employment Agreements

     In March 1998, the Board of Directors of the Company approved Change of Control Employment Agreements (the "Employment Agreements") for each of the Named Executive Officers. These Employment Agreements provide certain benefits in the event of a change of control of the Company, as well as payments and benefits in the event of termination of employment under certain circumstances.

     The Employment Agreements provide for the continued employment of the Named Executive Officers for two years following a change of control (three years in the case of Mr. Lampropoulos) (the "Employment Period") in essentially the position held prior to the change of control and at an annual base salary and average annual bonus which is based on the salary paid during the last fiscal year and the average of the bonuses paid during the three fiscal years prior to the change of control. In addition, during the Employment Period, the Named Executive Officers are entitled to participate in all retirement plans, benefit plans and other employee benefits in effect prior to the change of control or, if more favorable, in those benefit programs provided to employees after the change of control.

     Upon termination of employment following a change of control, other than for death, disability or cause, or if the Named Executive Officer terminates employment for good reason, the Named Executive Officer is entitled to receive the sum of (i) his or her base salary and bonus through the date of termination
(ii) any accrued or deferred compensation or benefits, (iii) an amount equal to the Named Executive Officer's annual base salary and average annual bonus multiplied by the number of whole or fractional years remaining in the Employment Period, and (iv) continued coverage during the remainder of the Employment Period under the Company's benefit plans, programs, practices or policies. The Employment Agreements provide that the Named Executive Officers may voluntarily terminate employment during a 30-day window period following the first 12 months of the Employment Period and that such a termination will be deemed for good reason. If termination of the Employment of a Named Executive Officer occurs which is not related to a change of control and is for other than death, disability or cause, the Named Executive Officer is entitled to receive the sum of (i) and (ii) above, plus a sum equal to his or her annual base compensation and average bonus (based on the base salary paid during the last fiscal year and bonuses paid during the last three fiscal years).

     If termination of employment of a Named Executive Officer occurs by reason of death or disability, he or she shall be entitled to payment of base salary and bonus through the date of termination, any deferred or accrued benefits, and such other death or disability benefits equal to the most favorable benefits provided by the Company to other employees and their families. If the Named Executive Officer is terminated for cause during the Employment Period, the Company shall be obligated to pay to the Named Executive Officer his or her annual base salary through the date of termination, the amount of any compensation previously deferred, and any other benefits due through the date of termination, in each case to the extent not previously paid.

Report of the Executive Compensation Committee

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act, that incorporates by reference, in whole or in part, subsequent filings including, without limitation, this Proxy Statement, the following Report of the Executive Compensation Committee and the Performance Graph set forth on page 7 hereof shall not be deemed to be incorporated by reference into any such filings.


     General. The Company's executive compensation program is administered by the Executive Compensation Committee, which is responsible for establishing the policies and amounts of compensation for the Company's executive officers. The Executive Compensation Committee, composed of three independent directors, has oversight responsibility for executive compensation and executive benefit programs of the Company, including the Incentive Plan and the Employee Plan.

     Executive Compensation Principles. The Company's executive compensation program is designed to align executive compensation with the values, objectives and performance of the Company. The executive compensation program is designed to achieve the following objectives:

     o Attract and retain highly qualified individuals who are capable of making significant contributions to the long-term success of the Company.

     o Reward executive officers for long-term strategic management and the enhancement of shareholder value.

     o Promote a performance-oriented environment that encourages Company and individual achievement.

     Executive Compensation Program. The Company's executive compensation program consists of both cash and equity-based compensation. The components of the Company's executive compensation program and the policies which govern their implementation are outlined briefly below.

     Cash Compensation. The Company's cash compensation policy is designed to provide competitive levels of compensation to attract and retain qualified individuals and to reward individual initiative and achievement. The Company's existing executive compensation program is a base compensation plan with a discretionary bonus compensation element.

     Effective March 19, 2000, the Named Executive Officers took a voluntary reduction in pay as part of a Company-wide, cost-reduction program to improve the Company's future profitability. The salary for Fred P. Lampropoulos was reduced by $30,500, or 10 percent; the quarterly bonus for Brian L. Ferrand declined by $10,000, or 16 percent of his total compensation; the salary for Kent W. Stanger was reduced by $25,000, or 13 percent; and B. Leigh Weintraub's salary was reduced by $25,000, or 13 percent.

     The salary for Fred P. Lampropoulos, the President and Chief Executive Officer, is based generally upon comparisons with levels of compensation paid to chief executive officers of other comparably sized medical device manufacturers. The overall performance of the Company and the Company's progress toward achieving specific objectives are also important factors in setting compensation for Mr. Lampropoulos. Specific objectives in fiscal 1999 focused on new strategic market expansion and related product development. The Company's efforts to reduce costs and increase the efficiency of its operations and Mr. Lampropoulos' performance in achieving those objectives were also considered. On March 19, 2000, Mr. Lampropoulos' base salary was set at $274,500.

     Cash compensation for executive officers other than the Chief Executive Officer is based generally upon comparisons with comparably sized medical device manufacturers and is targeted at the mid range of the salary levels of those manufacturers. Compensation of executive officers is based, in part, upon their respective responsibilities as compared to similar positions in comparable companies. The Executive Compensation Committee also considers individual merit and the Company's performance. It is the practice of the Committee to solicit and review recommendations of the Chief Executive Officer when determining salary levels for executive officers other than the Chief Executive Officer.

     Equity Based Compensation. The Employee Plan and the Incentive Plan are designed to promote and advance the interests of the Company and its shareholders by strengthening the mutuality of interests between the executive officers of the Company and the Company's shareholders. The Company has limited the payment of executive incentive compensation in the form of annual cash bonuses, preferring to make stock based grants under the Company's Long-Term Incentive Stock Option Plan (the "Predecessor Plan"). Since executive incentive compensation is based on shares of Common Stock, the value of those awards to executive officers increases as the value of the Common Stock increases. During the 1999 fiscal year, discretionary option grants were made to the Chief Executive Officer, Chief Financial Officer, the Chief Operating Officer and the Vice President of Sales. In addition, Mr. Lampropoulos and Mr. Stanger, as Directors of the Company, were each granted options to purchase 7,500 shares of Common Stock pursuant to the nondiscretionary formula plan provisions of the Predecessor Plan.

     Benefits. The Company's policy is to provide an attractive benefit package to all employees. Executive officers of the Company are generally eligible to participate, on the terms and conditions applicable to all eligible employees of the Company, in the Merit Medical Systems 401(k) Profit Sharing Plan, a contributory savings and profit sharing plan for all Company employees over the age of 21. Certain executive officers may elect to defer certain awards or compensation under the Company's employee benefit plans.

                        EXECUTIVE COMPENSATION COMMITTEE

                            James J. Ellis, Chairman
                               Richard W. Edelman
                                   Rex C. Bean

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table sets forth information as of April 19, 2000, with respect to the beneficial ownership of shares of the Common Stock by each person known by the Company to be the beneficial owner of more than 5% of the Common Stock, by each director, by each director nominee, by each Named Executive Officer and by all directors and officers as a group. Unless otherwise noted, each person named has sole voting and investment power with respect to the shares indicated. Percentages are based on 7,747,561 shares outstanding.


                                                             Beneficial Ownership
------------------------------------------------------------------------------------------------

                                                                  Number of           Percentage
                                                                   Shares             of Class
------------------------------------------------------------------------------------------------
The Vertical Group, L.P.(1)                                      1,123,400             14.5%
Fred P. Lampropoulos(2)(3)                                         705,898              8.9
Kent W. Stanger(2)(3)                                              338,596              4.3
Rex C. Bean(3)                                                     296,556              3.8
Richard W. Edelman(3)                                               66,537              *
Brian L. Ferrand(2)(3)                                              63,017              *
James J. Ellis(3)                                                   53,400              *
Michael E. Stillabower M.D.(3)                                      38,000              *
B. Leigh Weintraub(2)(3)                                            31,114              *
All officers and directors as a group (8 persons)(2)(3)          1,593,118             19.5%

----------------------

*    Represents holdings of less than 1%

(1)  Based on a Schedule 13D dated April 14, 2000.

(2) The computations above include the following share amounts which are held in the Company's 401(k) Profit Sharing Plan on behalf of participants thereunder: Fred P. Lampropoulos, 14,551 shares; Brian L. Ferrand, 12,317 shares; Kent W. Stanger, 12,130 shares; B. Leigh Weintraub, 1,472 shares; and all officers and directors as a group, 40,470 shares.

(3) The computations above include the following share amounts which are subject to options exercisable within 60 days, none of which have been exercised: Fred P. Lampropoulos, 171,000 shares; Kent W. Stanger, 58,750 shares; Rex C. Bean, 35,000 shares; Richard W. Edelman, 35,000 shares; Brian L. Ferrand, 50,000 shares; James J. Ellis 30,000 shares; Michael E. Stillabower M.D., 30,000 shares; B. Leigh Weintraub, 27,750 shares; and all officers and directors as a group, 437,500 shares.

Merit Medical Systems, Inc.
Comparison of Five Year-Cumulative Total Returns
Performance Graph [Graph Ommitted]

The above-referenced  graph illustrates the five-year cumulative  performance of
(1) MMSI Common Stock versus (2) Nasdaq U.S. companies and (3) Nasdaq stocks with SIC codes 3840-3849 U.S. Companies, surgical, medical, and dental instruments and supplies (Sector). The index hypothesizes the cumulative value (cost basis plus return on investment) as of 12/31/99 of $100 invested on 12/31/94 as follows: (1) MMSI Common stock, $165.70; (2) Nasdaq, $545.70; and
(3) Sector, $219.20.

Prepared by the Center for Research in Security Prices
Produced on 03/14/00 including data to 12/31/99

                                 PROPOSAL NO. 2
                    TO AMEND THE MERIT MEDICAL SYSTEMS, INC.
                        1996 EMPLOYEE STOCK PURCHASE PLAN

General

     On April 15, 1996, the Board of Directors adopted the Employee Plan. The first offering under the Employee Plan commenced on July 1, 1996. On April 15, 2000, the Board of Directors adopted an amendment of the Employee Plan, subject to approval of the Company's shareholders at the Annual Meeting, to a) increase the number of shares of Common Stock subject to the Employee Plan from 250,000 shares to 500,000 shares; b) extend the termination date of the Employee Plan from June 30, 2001 to June 30, 2006; and c) require participants to hold shares of Common Stock purchased under the Employee Plan for a minimum of 90 days prior to resale or transfer. The following description of the Employee Plan does not purport to be complete and is qualified in its entirety by reference to the full text thereof.

Description of the Employee Plan

     Purpose. The purpose of the Employee Plan is to provide a method whereby employees of the Company and certain of its subsidiaries will have an opportunity to acquire a proprietary interest in the Company through the purchase of shares of Common Stock. The Board of Directors believes that the Employee Plan is important because it provides incentives to present and future employees of the Company by allowing them to share in the growth of the Company. The Employee Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

     Administration. The Employee Plan is administered by a committee (the "Committee") of the Board of Directors consisting of no fewer than two members of the Board of Directors. Each member of the Committee must qualify as a "disinterested person" with respect to the Employee Plan as defined in Rule 16b-3 promulgated pursuant to the Exchange Act. The Committee is presently composed of the Executive Compensation Committee of the Board of Directors. The Committee has the authority to interpret and construe all provisions of the Employee Plan and to make all decisions and determinations relating to the operation of the Employee Plan.

     Duration. The Employee Plan became effective upon its adoption by the Board of Directors and will remain in effect until June 30, 2006 unless terminated earlier or amended by the Board of Directors (including the extension of the termination date contemplated by the proposed amendment, which is subject to shareholder approval). No termination of the Employee Plan may adversely affect the rights of any employee with respect to outstanding options under the Employee Plan without the consent of the employee.

     Shares Currently Subject to Employee Plan. The maximum number of shares of Common Stock which may currently be issued under the Employee Plan is 250,000 shares. As of April 19, 2000, the Company had issued 190,508 shares of Common Stock under the Employee Plan. In the event the outstanding shares of Common Stock are increased, decreased, changed into, or exchanged for a different number or kind of shares or securities of the Company through reorganization, merger, recapitalization, reclassification, stock split, reverse stock split or similar transaction, the maximum number of shares available for issuance under the Employee Plan shall be proportionately adjusted.

     Eligibility. Participation in the Employee Plan is limited to employees of the Company and its subsidiaries who have completed ninety (90) days of employment with the Company. Employees who own five percent (5%) or more of the voting stock of the Company, however, may not participate in the Employee Plan. Approximately 1,200 employees are eligible to participate in the Employee Plan.

     Offerings Under the Employee Plan. The Employee Plan provides for a series of annual offerings commencing on July 1st of each calendar year during the term of the Employee Plan. At the election of the Committee, each annual offering may be divided into four quarterly offerings or two six-month offerings.

     An eligible employee may elect to participate in an offering under the Employee Plan by authorizing the Company to make deductions from his or her pay on each payday during the time the employee is a participant in an offering at any rate between 2% and 15% of his or her base salary. On the commencement date of an offering, the Company will grant to each employee who elects to participate in an offering under the Employee Plan an option to purchase a maximum number of shares. The maximum number of shares for a quarterly offering period shall be equal to $6,250 divided by the fair market value of the Common Stock on the date of grant. The maximum number of shares will be proportionately increased for six-month and annual offerings. No employee will be granted an option which permits him or her to purchase in excess of $25,000 of Common Stock per calendar year.

     Options will be deemed to have been exercised automatically on the offering termination date for the purchase of the number of full shares of Common Stock which the accumulated payroll deductions in his or her account will purchase, but not in excess of the maximum number of shares for which an option has been granted to an employee.

     Exercise Price of Options. The price per share to be paid by participants under the Employee Plan shall be the lesser of (a) 85% of the fair market value of the Common Stock on the applicable offering commencement date or (b) 85% of the fair market value of the Common Stock on the applicable offering termination date. The fair market value of the Common Stock shall be the closing sale price of the Common Stock on the NASDAQ Stock Market (National Market System) on the applicable date or the nearest prior trading day, if such date is not a trading day. The exercise price shall be payable only through payroll deductions from an employee's compensation, except in limited circumstances involving a leave of absence.

     Termination  of  Employment.   Upon  the  termination  of  a  participant's
employment for any reason during an offering, including retirement (but excluding death while in the employ of the Company), the payroll deductions credited to the participant's account shall be returned to the participant and shall not be used to purchase shares of Common Stock under the Employee Plan. In the event the participant's employment is terminated as result of his or her death, his or her designated beneficiary shall have the right to elect to (a) withdraw all payroll deductions credited to the participant's account under the Employee Plan, or (b) exercise the participant's option on the offering termination date for the purchase of the number of full shares which the participant's accumulated payroll deductions will purchase at the applicable exercise price.

     Amendment and Termination. The Board of Directors may amend, suspend or terminate the Employee Plan or any portion thereof at any time; provided, however, that (a) no amendment may be made without shareholder approval to the extent such amendment would cause the Employee Plan to fail to meet the requirements of Section 423 of the Code, and (b) to the extent required by Rule 16b-3 and the SEC's interpretations and releases under Rule 16b-3, no amendment may be made without shareholder approval that would (i) materially increase the number of shares that may be issued under the Employee Plan, (ii) materially modify the requirements as to eligibility for participation in the Employee Plan, or (iii) materially increase the benefits accruing to participants under the Employee Plan.

     General Provisions. No participant or his legal representatives, legatees or distributees will be deemed to be the holder of any shares of Common Stock subject to an offering until the option has been exercised and the purchase price for the shares has been paid. No payroll deductions credited to a participant's stock purchase account nor any rights with regard to the exercise of rights to receive shares of Common Stock under the Employee Plan may be assigned, transferred, pledged or otherwise disposed of in any way by a participant other than by will or the laws of descent and distribution. Options under the Employee Plan will be exercisable during a participant's lifetime only by him, his guardian or legal representative.

Certain Federal Income Tax Consequences

     The following tax discussion is a brief summary of federal income tax law applicable to the Employee Plan. The discussion is intended solely for general information and omits certain information which does not apply generally to all participants in the Employee Plan.

     Grant of Options. In the opinion of the Company, the Employee Plan qualifies as an "employee stock purchase plan" within the meaning of Section 423 of the Code. As such, a recipient of options under the Employee Plan incurs no income tax liability, and the Company obtains no deduction, from the grant of the options. The payroll deductions, however, are made on an after-tax basis. Participants will not be entitled to deduct or exclude from income or social security taxes any part of the payroll deductions.

     Exercise of Options. An employee will not be subject to federal income tax upon the exercise of an option granted under the Employee Plan, nor will the Company be entitled to a tax deduction by reason of such exercise, provided that the holder is still employed by the Company (or terminated employment no longer than three months before the exercise date). The employee will have a cost basis in the shares of Common Stock acquired upon such exercise equal to the option exercise price.

     Disposition of Shares Acquired Under Employee Plan. In order to defer taxation on the difference between the fair market value and exercise price of shares acquired upon exercise of an option, the employee must hold the shares during a holding period which runs through the later of one year after the option exercise date or two years after the date the option was granted. The only exceptions are for dispositions of shares upon death, as part of a tax-free exchange of shares in a corporate reorganization, into joint tenancy with right of survivorship with one other person, or the mere pledge or hypothecation of shares.

     If an employee disposes of stock acquired under the Employee Plan before expiration of the holding period in a manner not described above, such as by gift or ordinary sale of such shares, the employee must recognize as ordinary compensation income in the year of disposition the difference between the exercise price and the stock's fair market value as of the date of exercise. This amount must be recognized as income even if it exceeds the fair market value of the shares as of the date of disposition or the amount of the sales proceeds received. The Company will be entitled to a corresponding compensation expense deduction.

     Disposition of shares after expiration of the required holding period will result in the recognition of gain or loss in the amount of the difference between the amount realized on the sale of the shares and the exercise price for such shares. Any loss on such a sale will be a long-term capital loss. Any gain on such a sale will be taxed as ordinary income up to the amount of the difference between exercise price and the stock's fair market value as of the date of exercise with any additional gain taxed as a long-term capital gain.

Value of Benefits

     The  Company  is unable to  determine  the amount of  benefits  that may be
received  by  participants   under  the  Employee  Plan  as   participation   is
discretionary with each employee.

Proposed Amendment

     On April 15, 2000, the Board of Directors adopted an amendment to the Employee Plan for the purposes of (a) increasing the number of shares of Common Stock subject to the Employee Plan from 250,000 shares to 500,000 shares; (b) extending the termination date of the Employee Plan from June 30, 2001 to June 30, 2006; and (c) requiring participants to hold shares of Common Stock purchased under the Employee Plan for a minimum of 90 days prior to resale or transfer. The proposal of the Board of Directors to amend the Employee Plan is based upon a determination by the Board of Directors that the Employee Plan provides a meaningful opportunity for employees of the Company and certain of its subsidiaries to acquire a proprietary interest in the Company through the purchase of shares of Common Stock. The Board of Directors believes the proposed amendment is beneficial to the Company and its shareholders because it will extend the opportunity for present and future employees of the Company to participate in the Company's growth. Following a review of the operation of the Employee Plan, the Board of Directors is recommending that shareholders of the Company vote FOR approval of the proposed amendment.

     Approval of the proposed amendment of the Employee Plan requires the affirmative vote of the holders of the majority of the issued and outstanding shares of Common Stock represented and voted at the Annual Meeting. Approval of the proposed amendment will not result directly in the grant of awards or options under the Employee Plan to the executive officers, directors or employees of the Company. Approval will, however, increase the number of shares subject to the Employee Plan which may be sold to employees of the Company, including those executive officers and directors who are eligible to participate in the Employee Plan. If the proposed amendment is not approved by the shareholders of the Company at the Annual Meeting, the Employee Plan will continue in effect as previously adopted by the shareholders of the Company.

Certain Interests of Directors

     In considering the recommendation of the Board of Directors with respect to the proposed to amend the Employee Plan, shareholders should be aware that the members of the Board of Directors have certain interests which may present them with conflicts of interest in connection with such proposal. As discussed above, all employees, including directors who are employees of the Company, are generally eligible to purchase Common Stock under the Employee Plan. The Board of Directors recognizes that the operation of the Employee Plan may benefit certain directors of the Company and their successors, but believes that approval of the proposed Employee Plan will advance the interests of the Company and its shareholders by encouraging employees of the Company to make significant contributions to the long term success of the Company.

     The Board of Directors believes the amendment of Employee Plan is in the best interests of the Company, and therefore, unanimously recommends that the shareholders vote FOR approval of the proposal to amend the Employee Plan. In considering the foregoing recommendation of the Board of Directors, shareholders should be aware that the current members of the Board of Directors own, in the aggregate, approximately 20 percent of the shares of Common Stock outstanding as of April 19, 2000. See "Principal Holders of Voting Securities."

               PROPOSAL NO. 3 RATIFICATION OF SELECTION OF AUDITOR

     The Audit Committee has recommended, and the Board of Directors has selected, the firm of Deloitte & Touche, independent certified public accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 2000 subject to ratification by the shareholders. Deloitte & Touche has acted as independent auditor for the Company since 1987. The Board of Directors anticipates that one or more representatives of Deloitte & Touche will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     The Board of Directors recommends that shareholders vote FOR ratification of the appointment of Deloitte & Touche as the Company's independent auditor.

                                  OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors knows of no other matters to be presented for action at the Annual Meeting. If, however, any further business should properly come before the Annual Meeting, the persons named as proxies in the accompanying form will vote on such business in accordance with their best judgment.

                            PROPOSALS OF SHAREHOLDERS

     Proposals which shareholders intend to present at the Annual Meeting of Shareholders to be held in calendar year 2001 must be received by Kent W. Stanger, Chief Financial Officer, Secretary and Treasurer of the Company, at the Company's executive offices (1600 West Merit Parkway, South Jordan, Utah 84095) no later than December 31, 2000.

                             ADDITIONAL INFORMATION

     The Company will provide without charge to any person from whom a proxy is solicited by the Board of Directors, upon the written request of such person, a copy of the Company's 1999 Annual Report on Form 10 K, including the financial statements and schedules thereto (as well as exhibits thereto, if specifically requested), required to be filed with the Securities and Exchange Commission. Written requests for such information should be directed to Kent W. Stanger, Chief Financial Officer, Secretary and Treasurer of the Company, at the address indicated above.

                                      Proxy

                           MERIT MEDICAL SYSTEMS, INC.
                             1600 West Merit Parkway
                            South Jordan, Utah 84095

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Fred P. Lampropoulos and Kent W. Stanger, and each of them as proxies, with full power of substitution, and hereby authorizes them to represent and vote, as designated below, all shares of the Common Stock of Merit Medical Systems, Inc., a Utah corporation (the "Company"), held of record by the undersigned on April 19, 2000 at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the offices of the Company, on May 24, 2000, at 3:00 p.m., local time, or at any adjournment or postponement thereof, upon the matters set forth below, all in accordance with and as more fully described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged.

1. Election of two directors, each to serve for a term of three years or until their respective successors shall have been duly elected and qualified.

     o FOR all nominees listed below (except as marked to the contrary).

     o WITHHOLD  AUTHORITY to vote for all nominees listed below.  (INSTRUCTION:
       To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

         FRED P. LAMPROPOULOS               KENT W. STANGER

2. To consider and vote upon a proposal to amend the Merit Medical Systems, Inc. 1996 Employee Stock Purchase Plan.

         o  FOR            o  AGAINST       o  ABSTAIN

3. To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche as the independent auditor of the Company.

         o  FOR            o  AGAINST       o  ABSTAIN

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF TWO DIRECTORS, FOR THE APPROVAL OF THE EMPLOYEE PLAN AND FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE AS THE INDEPENDENT AUDITOR OF THE COMPANY.

     Please complete, sign and date this proxy where indicated and return it promptly in the accompanying prepaid envelope.

Date:       , 2000                       -------------------------------------
     -------                             Signature


                                         -------------------------------------
                                         Signature if held jointly

     (Please sign above as the shares are issued. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)